UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 14, 2007



                              TASKER PRODUCTS CORP.
             (Exact name of Registrant as specified in its charter)


         Nevada                        0-32019                   88-0426048
(State of incorporation)        (Commission File No.)           (IRS Employer
                                                             Identification No.)

                              39 Old Ridgebury Road
                           Danbury, Connecticut 06810
                    (Address of principal executive offices)


                  Registrant's telephone number: (203) 730-4350


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 2.03.     Creation of a Direct Financial  Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     Tasker Products Corp. (the "Registrant") has received cash in the amount of $4,399,000 (the "Loans") from several investors including cash in the amount of $595,000 received on or prior to December 8, 2006, cash in the amount of $1,076,000 received on December 22, 2006, cash in the amount of $1,117,000 received on January 25, 2007, cash in the amount of $774,000 received on January 31, 2007 and cash in the amount of $837,000 received on February 14, 2007.

     In connection with the Loans, the Registrant issued to the investors 10% Secured Convertible Promissory Notes (the "Notes"). The Notes have the following terms:

     o The net proceeds from the sale of the Notes are intended to be used for working capital and general corporate purposes.

     o The principal of the Notes is due upon the earlier of six months from the date of the Note and an Event of Default (as defined in the Notes).

     o Interest will accrue on the Notes at a rate equal to 10% per year (subject to adjustment in the Event of Default).

     o Each of the holders of the Notes has the right, at its option, to convert the outstanding principal and accrued but unpaid interest into shares of the Registrant's common stock at a conversion price of $0.0725 per share, subject to adjustment upon the occurrence of certain events described in the Notes.

     o Prior to the sale by the Registrant of its debt or equity securities (the "Financing Securities") in an offering which yields gross proceeds of at least $10,000,000 (including the principal amount of converted Notes), each of the holders of the Notes will have the right, at its option, to convert the outstanding principal and accrued but unpaid interest of such holder's Notes into the number of shares of Financing Securities issued by the Registrant at a conversion price per share equal to 80% of the price paid by the investors for the Financing Securities (the "Financing Price"). In addition, upon the written consent of the Required Holders, all outstanding principal and accrued but unpaid interest under the Notes will be converted into Financing Securities at the Financing Price. "Required Holders" are the holders of a majority in principal amount of the then outstanding Notes.

     o The Registrant may not prepay the outstanding principal amount of the Notes, or any accrued interest thereon, in whole or in part, without the consent of the Required Holders; provided, however, that any prepayment may only be made if a simultaneous prepayment on the same pro rata basis (based on the outstanding principal balances of all outstanding Notes) is made on all other Notes.

     o    The Notes are secured by all of the Registrant's assets.

     o Each of the holders of the Notes received four-year warrants (the "Warrants") to purchase a number of shares of the Registrant's common stock equal to 50% of the principal amount of Notes purchased by the investor, divided by the per share exercise price of $0.09.

     Lanny  Dacus,  Chief  Executive  Officer,  President  and a Director of the
Registrant, purchased Notes in the aggregate principal amount of $87,500 and Warrants to purchase an aggregate of 486,111 shares of the Registrant's common stock.

     The Notes and Warrants and any capital stock issuable upon conversion of the Notes and/or exercise of the Warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This report shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

Item 3.02.     Unregistered Sales of Equity Securities.

     The information included under Item 2.03 with respect to the issuance of the Notes is incorporated under this Item 3.02. The Notes in the aggregate principal amount of $4,399,000 are convertible into an aggregate of approximately 60,675,862 shares of the Registrant's common stock at a conversion price of $0.0725 per share.

     As an inducement for the holders to purchase the Notes, the Registrant issued to such holders Warrants, which entitle the holders thereof to purchase an aggregate of approximately 24,438,888 shares of the Registrant's common stock at an exercise price of $0.09 per share.

     The placement agent of the Notes received in the aggregate a fee of approximately $439,900 and seven-year warrants to purchase an aggregate of approximately 6,067,586 shares of the Registrant's common stock at an exercise price of $0.0725 per share. These warrants contain a "cashless exercise" option.

     The Registrant issued and sold the Notes and Warrants in transactions exempt from the registration requirements under the Securities Act of 1933 pursuant to Section 4(2) thereunder as such transactions did not involve a public offering of securities.







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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                         TASKER PRODUCTS CORP.



Dated: February 21, 2007                 By:    /s/ Stathis Kouninis
                                             -----------------------------------
                                              Stathis Kouninis
                                              Chief Financial Officer